Exhibit 5.1

Tomasz Woźniak

Partner

+44.20.3201.5597

tomasz.wozniak@morganlewis.com

29 September 2022

To:	Selina Hospitality Plc

6th Floor, 2 London Wall Place

Barbican, London EC2Y 5AU

England

Dear Sirs

Re:	Selina Hospitality Plc (the “Company”)

Introduction

1

We are acting as advisers as to English law to the Company, a public limited company incorporated under the laws of England and Wales with company number 13931732 and its registered office at 6th Floor 2 London Wall Place, Barbican, London, EC2Y 5AU, in connection with a strategic combination of Samba Merger Sub, Inc., a subsidiary of the Company, with BOA Acquisition Corp. (“BOA”), which will be effected through a statutory merger (the “Merger”) pursuant to the laws of Delaware in accordance with the terms of the agreement and plan of merger dated 1 December 2021, as amended from time to time (the “Merger Agreement”).

2

The consideration for the transaction contemplated by the Merger Agreement (the “Transaction”) is to be satisfied, among other things, by the Company issuing (a) up to 28,750,000 ordinary shares in the capital of the Company to the holders of BOA class A common stock, and (b) up to 14,241,666 ordinary shares in the capital of the Company underlying warrants of the Company issued pursuant to the Amended and Restated Warrant Agreement (together, the “New Shares”).

3

This opinion is delivered in connection with the registration statement (as amended through the date hereof, the “Registration Statement”) of the Company on Form F-4 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). Expressions defined in the Registration Statement or in the Schedules to this opinion have the same meanings when used in this opinion.

4

This opinion is confined to matters of English law, and as applied by English courts and reported, as at 9:00am GMT on today’s date. We accept no responsibility to notify you of any changes in English law or to otherwise update this opinion in any respect. We have not made any investigation of, and do not express any opinion on, any law other than English law.

Morgan, Lewis & Bockius UK LLP

Condor House

5-10 St. Paul’s Churchyard	+44.20.3201.5000
London EC4M 8AL
United Kingdom	+44.20.3201.5001

Morgan, Lewis & Bockius UK LLP is a limited liability partnership registered in England and Wales under number OC378797 with its registered office at Condor House, 5-10 St. Paul’s Churchyard, London EC4M 8AL and is a law firm authorised and regulated by the Solicitors Regulation Authority, whose rules can be accessed at rules.sra.org.uk. Our SRA authorisation number is 615176. We use the word “partner” to refer to a member of the LLP. A list of the members of Morgan, Lewis & Bockius UK LLP is available for inspection at the above address. Further information about Morgan Lewis can be found on www.morganlewis.com.

Opinion

5

On the basis stated in paragraph 4, and subject to the limitations, assumptions and qualifications set out in Schedule 1, we are of the opinion that the New Shares, when issued by the Company in connection with the Transaction in accordance with the terms of the Merger Agreement and the New Articles and (in the case of New Shares issued pursuant to the Amended and Restated Warrant Agreement) the Amended and Restated Warrant Agreement, will have been duly and validly authorised and, upon the Company’s receipt of the consideration therefor and entry of the names of the appropriate persons in the Company’s register of members, will be duly and validly issued, fully paid and no further amounts will be payable to the Company in respect thereof.

Benefit

6

This opinion is given for the sole benefit of the Company in connection with the Registration Statement. It is not to be disclosed in whole or in part (including summarised in whole or in part) transmitted to or used or relied upon by any other person, or used or relied upon by the Company for any other purpose, except that we consent to the filing of this opinion as an exhibit to the Registration Statement.

Consent

7

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of the name Morgan, Lewis & Bockius UK LLP under the heading “Legal Matters” in the Registration Statement and in the related proxy statement/prospectus contained therein. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Governing law

8	This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by English law.

Yours faithfully,

/s/ MORGAN, LEWIS & BOCKIUS UK LLP

SCHEDULE 1

Limitations, assumptions and qualifications

1.	Limitations

(a)	We have carried out our legal work relating to the Transaction (including the provision of this opinion) on the basis of our engagement letter entered into with the Company.

(b)

This opinion is strictly limited to the matters stated in it and does not apply by implication to any other matters. Without limiting the previous sentence, we express no opinion in respect of the tax treatment of, or of the transactions contemplated by, the Transaction.

(c)

We do not express an opinion as to matters of fact and have not been responsible for verifying whether any statement of fact (including law other than English law), opinion or intention in any documents referred to in this opinion or any document referred to in it or any related document are accurate, complete or reasonable.

(d)	In preparing this opinion we have reviewed only the Documents, and made only the Searches, listed in Schedule 2.

2.	Assumptions

We have assumed (and not verified or sought to verify):

(a)	the genuineness of all signatures, stamps and seals on the Documents;

(b)	that all copy Documents are complete and conform to the originals;

(c)

that each signed Document examined by us has been duly executed and, where applicable, delivered on behalf of each party to it without it being subject to any escrow or other similar arrangement, and where a Document was in draft (including agreed form), it will be or has been executed in that form;

(d)

that the information revealed by the Searches was and remains complete, accurate and up to date in all respects as at the date of this opinion, and the Searches did not fail to disclose any information relevant for the purposes of this opinion;

(e)

that the general meeting of the Company’s shareholders held on 20 January 2022 and 13 July 2022 at which the shareholders, in each case subject to and conditional upon the Merger becoming effective, (i) granted the directors authority to allot shares of the Company, (ii) adopted new articles of the Company and (iii) disapplied pre-emption rights, were duly convened and conducted and the Shareholder Resolutions are a true record of the proceedings at such meetings and (in each case) are and will remain in full force and effect and not having been amended, revoked or superseded, at the time of allotment of the New Shares;

(f)	that the New Articles will be in force at the time of the Merger becoming effective;

(g)

that a meeting of the board of directors of the Company or a committee thereof will be duly convened, constituted and quorate and the appropriate resolutions providing for the issue of the New Shares will be validly passed conditional only on the Merger becoming effective (the “Board Resolutions”, together with the Shareholder Resolutions, the “Corporate Approvals”) and, in each case, such resolutions will remain in full force and effect, not having been amended, revoked or superseded, at the time of allotment of the New Shares;

(h)

that the actions to be carried out by the Company, and the exercise of its rights and performance of its obligations, in connection with the Transaction will materially benefit the Company, and that the directors of the Company have acted (or will act) in good faith and have complied (or will comply) with their duties under all applicable laws and the Company’s then current articles of association in approving the Corporate Approvals and the matters contemplated thereby;

(i)

on each date of the allotment and issue of New Shares (each an “Allotment Date”) the Company will comply with all applicable laws to allot and issue the New Shares and receive such consideration (including in the case of the New Shares underlying the Amended and Restated Warrant Agreement, the exercise price) as is necessary to fully pay the nominal value of the New Shares and any applicable share premium;

(j)

that the Company is not, nor will be, engaging in unlawful, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render any transaction contemplated under the Corporate Approvals or any associated activity illegal, void or voidable;

(k)

that each person dealing with the Company in connection with the Transaction which is carrying on, or purporting to carry on, a regulated activity (within the meaning of section 19 of the Financial Services and Markets Act 2000 (“FSMA”)) is an authorised person or an exempt person for the purposes of FSMA, and any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) in connection with the issue of the New Shares has only been communicated or caused to be communicated in circumstances in which there has been no breach of section 21(1) of FSMA;

(l)

that no step has been taken to wind-up, strike off or dissolve the Company or to place the Company into administration and no receiver has been appointed over or in respect of any of the assets of the Company, nor has any analogous procedure or step been taken in any jurisdiction;

(m)	that any conditions to the authority to allot and issue the New Shares pursuant to the Corporate Approvals will be satisfied;

(n)

the directors as at the time of the Allotment Dates will be duly authorised pursuant to the articles of association of the Company as in force at the time of the Allotment Dates, the Companies Act 2006 and any relevant authority given by the members of the Company in a general meeting to allot and issue New Shares on a non pre-emptive basis;

(o)	following the date of this opinion and prior to the issue of the New Shares, the Merger Agreement will become unconditional;

(p)

that the Documents have been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto and constitute legal, valid, binding and enforceable obligations of each of the parties thereto under all applicable laws (other than, in the case of the Company, the laws of England) and that insofar as the laws or regulations of any jurisdiction other than England and Wales may be relevant to the obligations or rights of any of the parties under the Documents or any of the transactions contemplated by the Documents (including the Transaction), such laws and regulations do not prohibit, and are not inconsistent with, the entering into and performance of any of such obligations, rights or transactions and such laws have been and will be complied with;

(q)

that all consents, approvals, notices, filings and registrations that are necessary under any applicable laws or regulations (other than English law) in order to permit the performance of the actions to be carried out in connection with the Transaction have been or will be duly made or obtained, and all statutory notifications under the Companies Act 2006 in relation to the Consideration Shares, when issued, have been duly or will be made and valid entries will be made in the books and registers of the Company reflecting the issuances of New Shares; and

(r)

there are no facts or circumstances whatsoever (whether relating to collateral agreements, corporate actions, foreign laws, amendments to or waivers of any provisions of the Documents, the involvement of one or more third parties or intermediaries, breach of obligation limitation or restriction, or otherwise) not evident from Documents or the Searches that would render any part of the advice in this opinion incorrect.

3.	Qualifications

(a)

This opinion is subject to any limitations arising from (a) bankruptcy, insolvency and liquidation, (b) reorganisation and (c) laws of general application relating to or affecting the rights of creditors.

(b)	The Company Search is not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(ii)	an administration order has been made;

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(iv)	a court order has been made under the Cross Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public record of the relevant company immediately. In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

(c)

The Winding-up Enquiry relates only to the presentation of: (1) a petition for the making of a winding-up order or the making of a winding-up order by the Court; (2) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order; (3) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London; and (4) a notice of a moratorium under Part A1 of the Insolvency Act 1986. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment or notice of a moratorium has been presented or winding-up or administration order granted, because:

(i)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-up Petitions immediately;

(ii)

in the case of: (i) an application for the making of an administration order; (ii) the filing of a notice of intention to appoint an administrator; (iii) the filing of a notice of appointment of an administrator; or (iv) the filing of a notice of a moratorium, if such application is made to, order made by or notice filed with, a court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-up Petitions.

SCHEDULE 2

Documents and Searches

1.	Documents

(a)	The Registration Statement.

(b)	Copies (certified by a certificate of the company secretary as being true, complete and up-to-date in each case) of the following documents:

(i)	a copy of the articles of association of the Company adopted on 20 January 2022;

(ii)

a copy of the articles of association adopted (conditional upon and with effect from the Merger becoming effective) pursuant to the shareholder resolutions passed at the annual general meeting of the Company held on 13 July 2022 (the “New Articles”); and

(iii)	the shareholders resolutions passed:

(1)	at the general meeting of the Company held on 20 January 2022, granting, inter alia, the board of directors of the Company the authority to issue and allot the New Shares; and

(2)	at the annual general meeting of the Company held on 13 July 2022, approving, inter alia, the adoption of the New Articles conditional upon and with effect from the Merger becoming effective,

(the “Shareholder Resolutions”).

(Together, the “Documents”).

2.	Searches and enquiries

(a)

On 29 September 2022, we carried out a search of the public records of the Company held by the Companies House Direct service operated by the Registrar of Companies in England and Wales (the “Company Search”).

(b)	On 29 September 2022, we searched the records at the Central Registry of Winding Up Petitions in respect of the Company (the “Winding-Up Enquiry”).

(Together, the “Searches”).